Exhibit 18.1

June 8, 2017

Destination Maternity Corporation

Philadelphia, Pennsylvania

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Destination Maternity Corporation and subsidiaries (the “Company”) for the three months ended April 29, 2017, and have read the Company’s statements contained in Note 13 to the condensed consolidated financial statements included therein. As stated in Note 13, the Company changed its method of accounting for gift card breakage income from a method which deferred recognition of gift card breakage income until after it determined that any legal obligation to report and remit the value associated with abandoned property had been satisfied, to a method that recognizes gift card breakage income over the period of, and in proportion to, the actual redemptions of gift cards based on the Company’s historical breakage.  Note 13 also states the newly adopted accounting principle is preferable in the circumstances because the new method better reflects the gift card earnings process resulting in the recognition of gift card breakage income over the period of gift card redemption.

In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to January 28, 2017, nor have we audited the information set forth in the aforementioned Note 13 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein. With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter. Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP